Exhibit 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	https://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
June 29, 2012	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL ANNOUNCES INTENTION
TO DELIST FROM NASDAQ AND DEREGISTER ITS COMMON STOCK

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, “B&K Capital” or “the Company”), the parent company of Britton & Koontz Bank, N.A., announced that it has today notified the NASDAQ Stock Market of its intent to voluntarily delist its common stock from the NASDAQ Capital Market and to file a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission (“SEC”) on or about July 10, 2012.  The Company anticipates that its common stock will trade on the over-the-counter markets following the completion of its delisting from the NASDAQ Capital Market.

Subsequent to the effective date of delisting, the Company also intends to take the necessary action to deregister its common stock under Sections 12(g) and 15(d) of the Securities Exchange Act of 1934, as amended by the Jumpstart Our Business Startups Act (commonly referred to as the JOBS Act).  The Company is eligible to deregister because it has fewer than 1,200 holders of record of its common stock.  The Company expects that its obligation to file periodic reports with the SEC such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, will be suspended after the deregistration of its common stock under Sections 12(g) and 15(d) is effective.

The Board of Directors determined that delisting and deregistration of the Company’s common stock is in the best interests of the Company and its shareholders based on a number of factors, including (a) the disproportionately high costs to a community bank of preparing and filing periodic reports with the SEC and complying with NASDAQ listing rules, (b) the accounting, audit, legal and other costs and expenses associated with being a public company, (c) the demands placed on Company management and other personnel to comply with SEC reporting requirements, and (d) the historically low trading volume in the Company’s common stock.

“Our desire to achieve substantial savings from reduced accounting, legal and administrative costs associated with being a public company drove our decision to delist and deregister our common stock,” said W. Page Ogden, Chief Executive Officer of the Company. “These savings will directly benefit the Company’s earnings and regulatory capital.”

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and three in Baton Rouge, Louisiana, and a loan production office in Central, Louisiana.  As of March 31, 2012, the Company reported assets of $356.5 million and equity of $39.3 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at March 31, 2012, were 2,138,466.

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